FOR IMMEDIATE RELEASE                                                                                                                                            EXHIBIT 99

AT THE COMPANY	FRB / WEBER SHANDWICK
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 445-8434	(212) 445-8456

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR

FISCAL YEAR 2003 FOURTH QUARTER AND FULL YEAR

MURRYSVILLE, PA, July 24, 2003—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced financial results for the three months and fiscal year ended June 30, 2003.

FINANCIAL RESULTS

Three Months Ending June 30, 2003

Net sales for the fourth quarter totaled a record $177.4 million, up 24 percent over the $143.4 million in the fourth quarter a year ago. Results for the 2003 fourth quarter reflect incremental revenues in excess of $9.5 million from Fuji-RC, in which the Company acquired a controlling interest on May 31, 2002. The Company acquired Novametrix Medical Systems, Inc. on April 12, 2002, and both the current and year ago fourth quarter include the results of Novametrix.

Domestic revenues increased 9 percent from $113.2 million in the fourth quarter a year ago to $123.5 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of 22 percent in domestic sleep therapy products. Included in the Company’s domestic results is a year-over-year decrease in hospital division revenues driven primarily by the Company’s decision to focus production of non-invasive ventilation systems on the international marketplace to meet increased demand associated with the treatment of SARS (Severe Acute Respiratory Syndrome).

International revenues totaled $54.0 million for the fourth quarter, a 79 percent increase over the $30.2 million reported a year ago. The strong growth in international sales was driven by significant revenue gains in the Company’s sleep therapy and ventilation products for the homecare market as well as increases in the Company’s hospital ventilation product lines. International revenues include the Fuji-RC incremental revenues and the impact of SARS noted above.

Net income for the current quarter was $14.6 million, or $0.42 per share, including the restructuring and acquisition-related expenses described below which totaled $4.4 million on a pre-tax basis or approximately $0.08 per share after-tax. Excluding the impact of these charges, net income for the current quarter was $17.3 million, or $0.50 per share, a 34 percent increase over the $12.9 million, or $0.38 per share (excluding non-recurring items), reported a year ago. The improved earnings for the fourth quarter were primarily the result of sales and operating margin increases compared to the prior year.

Restructuring and acquisition-related expenses consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Kennesaw, Georgia and Wallingford, Connecticut manufacturing facilities, as well as integration costs associated with the Company’s acquisition of Novametrix and other acquisition-related costs. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

The Company’s adoption of Statement of Financial Accounting Standards No. 142 during the current fiscal year, which eliminated the amortization of goodwill, added approximately $0.02 per share to the June 30, 2003 quarterly results.

Year Ending June 30, 2003

For the year ending June 30, 2003, net sales increased to $629.8 million, a 27 percent increase compared to $494.9 million from last year. Results for the 2003 fiscal year reflect $48.1 million in sales from Novametrix, compared to $12.8 million in the prior year period following the acquisition, and incremental revenues in excess of $28.5 million from Fuji-RC.

Net income for the year ended June 30, 2003 was $46.6 million, or $1.36 per share, including the restructuring and acquisition-related expenses described above which totaled $18.1 million on a pre-tax basis or approximately $0.32 per share after-tax. Excluding the impact of these charges, net income on a year-to-date basis was $57.9 million, or $1.68 per share, a 37 percent increase over the $42.3 million, or $1.32 per share (excluding non-recurring items), reported a year ago. For the year ended June 30, 2003, the Company’s adoption of Statement of Financial Accounting Standards No. 142 added approximately $0.10 per share.

COMMENTS FROM MANAGEMENT

Financial Results

“I am very pleased to be reporting another successful quarter and fiscal year for Respironics,” commented Jim Liken, president and chief executive officer. “Our impressive results for fiscal year 2003 were driven by success across our various divisions and geographic markets. I am especially pleased with our performance in the global sleep therapy market where we ended the year with strong momentum both domestically and internationally. Domestically, we posted an impressive 22 percent gain in therapeutic revenues for the fourth quarter, and for the year, our domestic sleep therapy revenues increased by nearly 20 percent. Internationally, we have made investments over the past several years to strengthen our internal sales force and have pursued strategic investments such as Fuji-RC. We have benefited from both of these initiatives in fiscal year 2003 with strong organic growth in sleep therapy and results from Fuji-RC that have exceeded our expectations. We have consistently approached the sleep therapy market with the goal of helping our customers grow their businesses and have driven our product and program development with a focus on compliance. The launch of the REMstar® Pro with C-Flex™ in fiscal year 2003 is another example of the successful implementation of our strategies for this market. Our financial results during fiscal year 2003 also include significant revenue gains from our hospital ventilation systems driven by continued acceptance of our Esprit™ Critical Care Ventilator,” he concluded.

Respironics continued to strengthen its overall financial position with another strong quarter of cash generation. “The Company generated over $49 million in cash from operations and increased its overall cash balance by $23.9 million after reducing long term debt by $22.0 million during the quarter. During fiscal year 2003, we have reduced our long term debt by over $53 million while continuing to invest in our business and increasing our cash balance by $33.6 million,” Mr. Liken concluded. Days sales outstanding for accounts receivable were 65 days for the quarter ended June 30, 2003, the lowest level achieved by the Company in the past five years. The Company also reduced inventory levels during the 2003 fiscal year, despite strong revenue growth.

Mr. Liken added, “Our associates were able to achieve these impressive financial results for fiscal year 2003 while we integrated our two recent acquisitions, Novametrix and Fuji-RC. Both of these acquisitions have already made meaningful contributions to our Company’s results and both position us strategically for the future to better serve our customers and markets. I am very proud of our associates and of their accomplishments over the past twelve months. I look forward to their future contributions as we continue to pursue the significant opportunities ahead of us in the sleep, ventilation and international marketplaces,” Liken concluded.

Outlook

For fiscal year 2004, the Company is comfortable with earnings per share estimates of approximately $1.95 to $1.98. Revenue expectations for fiscal year 2004 are in the range of $700 million to $715 million, representing annual revenue growth of 13% to 15% excluding the impact of SARS-related revenue recorded in fiscal year 2003 which the company estimates to be approximately $10 million. Earnings per share estimates for the quarter ending September 30, 2003 are in the range of $0.37 to $0.38. This earnings per share outlook does not include the impact of restructuring expenses that will occur during the 2004 fiscal year resulting from previously announced restructuring actions at the Kennesaw, Georgia and Wallingford, Connecticut manufacturing facilities. During the 2004 fiscal year, the Company expects to incur additional restructuring expenses estimated to be in the range of $8.0 million to $9.0 million on a pre-tax basis, or $0.14 to $0.16 per share after tax, associated with these actions. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently and to clinicians seeking the best products and services to enhance the quality of patient care. The Company’s focus is on home care, hospital and international markets, providing programs that manage sleep disordered breathing, chronic respiratory diseases, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the Company employs more than 2,500 individuals worldwide and has manufacturing facilities in several domestic and international locations. Further information on Respironics can be found on its Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and growth of markets, acceptance of the Company’s products and Power Programs(TM), new product development, anticipated cost savings and regulatory requirements, anticipated results from acquisitions and restructuring, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Year ended
	6/30/03	6/30/02	6/30/03	6/30/02
Sales	$177,436	$143,418	$629,817	$494,919
Gross profit (1)	92,239	68,961	319,432	234,124
Restructuring and acquisition-related expenses (1)	4,398	4,294	17,789	4,294
Income before income taxes	23,417	15,401	74,890	64,036
Net income	14,566	9,041	46,581	38,417
Basic earnings per share	0.43	0.28	1.39	1.24
Diluted earnings per share	0.42	0.27	1.36	1.20
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.50	0.38	1.68	1.32
Basic shares outstanding	33,890	32,833	33,585	31,079
Diluted shares outstanding	34,615	33,787	34,344	32,008

(1)	- See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary

(Unaudited)

(Dollars in thousands)

	Three months ended		Year ended
	6/30/03	6/30/02	6/30/03	6/30/02
Domestic Homecare	$104,420	$93,211	$388,516	$339,339
Domestic Hospital	19,036	20,027	79,427	57,468
International	53,980	30,180	161,874	98,112
Total	$177,436	$143,418	$629,817	$494,919

Condensed Balance Sheet

(Unaudited)

(Dollars in thousands)

	At 6/30/03	At 6/30/02
Cash	$95,900	$62,335
Trade accounts receivable	128,127	121,281
Inventory	83,986	86,632
Other current assets	32,002	42,390
Total current assets	340,015	312,638
Property, plant and equipment (net)	98,680	99,935
Other assets, including goodwill	143,501	137,663
Total assets	$582,196	$550,236

Current liabilities	$127,229	$113,672
Long-term obligations	16,513	59,502
Minority interest and other	11,585	9,342
Shareholders’ equity	426,869	367,720
Total liabilities and shareholders’ equity	$582,196	$550,236

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Year ended
	6/30/03	6/30/02	6/30/03	6/30/02
GAAP net income	$14,566	$9,041	$46,581	$38,417
Restructuring and acquisition-related expenses, net of tax	2,735	3,854	11,286	3,853

Net income, excluding the impact of restructuring and acquisition-related expenses	$17,301	$12,895	$57,867	$42,270
Diluted shares outstanding	34,615	33,787	34,344	32,008
Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.50	$0.38	$1.68	$1.32

Restructuring and acquisition-related expenses consist of the following:

	Three months ended		Year ended
	6/30/03	6/30/02	6/30/03	6/30/02
Acquisition-related integration expenses	$1,211	$2,288	$7,171	$2,288
Impact on cost of goods sold of reversing acquisition date inventory fair market value adjustment as inventory was sold subsequent to acquisition	0	1,653	0	1,653
Technology-related asset impairment	0	2,006	0	2,006
Restructuring charges associated with facility changes	3,187	0	10,973	0

Total	$4,398	$5,947	$18,144	$5,947

Included in cost of goods sold	$0	$1,653	$355	$1,653
Included in restructuring and acquisition-related expenses	4,398	4,294	17,789	4,294

Total	$4,398	$5,947	$18,144	$5,947

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidations) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.